SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

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[ ]  Preliminary Proxy Statement
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[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting  Material  Pursuant to  Section  240.14a-11(c) or Section
     240.14a-12


                                  CONAGRA, INC.
          ------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                                  ConAgra, Inc.
                                One ConAgra Drive
                              Omaha, Nebraska 68102
          ------------------------------------------------------------
               (Name of Person(s) Filing Proxy Statement, if other
                              than the Registrant)

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
                                                                   ConAgra, Inc.
                                                               One ConAgra Drive
                                                            Omaha, NE 68102-5001
                                                           Phone: (402) 595-4000

                                                              Philip B. Fletcher
                                                           Chairman of the Board
                                                         Chief Executive Officer
           Corporate Headquarters

           Dear Stockholder:

                  It's our pleasure to invite you to ConAgra's Annual Meeting of Stockholders in Omaha on September 25, 1997. In the following pages you'll find information about the meeting plus a Proxy Statement.

                  A brief  reception  will  precede the  meeting and  management
           presentation,   followed  by  a  question  and  answer   session  for
           stockholders.

                  If you can't be with us in person, please be sure to vote your shares by proxy. Just mark, sign and date the enclosed proxy card and return it in the postage-paid envelope.

                  Your prompt response will help your Company avoid additional solicitation costs. In person or by proxy, your vote is important. Thank you!
                                            Sincerely,



                                             /s/ Phil Fletcher
                                            Philip B. Fletcher
            August 18, 1997

                                                                  ConAgra,  Inc.
                                                               One ConAgra Drive
                                                           Omaha,  NE 68102-5001
                                                           Phone: (402) 595-4000
                                                                 Walter H. Casey

                                                                 Vice President,
                                                          Investor Relations and
                                                             Corporate Secretary

Corporate Headquarters

           To ConAgra Stockholders:

                  ConAgra's Annual Stockholders' Meeting will be held on Thursday, September 25, 1997 at the Doubletree Hotel (formerly the Red Lion Inn), 1616 Dodge Street, Omaha, Nebraska. Please note the new location. The meeting will begin promptly at 1:30 p.m.

                  Matters to be voted on at the meeting are:

                      Item 1.   Elect directors.

                      Item 2.   Approve independent accountants for fiscal 1998.

                      Item 3.   Act on a stockholder proposal.

                  Stockholders of record as of the close of business on August 1, 1997 are eligible to vote at the Annual Stockholders' Meeting.

                  It's important that your shares be represented whether or not you plan to attend. You may vote by marking, signing and dating the enclosed proxy card and returning it in the postage paid envelope. If you attend the meeting, you may withdraw your proxy at that time and vote your shares in person.

                  By order of the Board of Directors.


                                 /s/ Walter H. Casey

                                 Walter H. Casey
            August 18, 1997

                                  ConAgra, Inc.
                                One ConAgra Drive
                           Omaha, Nebraska 68102-5001

                                 PROXY STATEMENT

          Annual Meeting of Stockholders to be held September 25, 1997

                  Proxy Solicitation by the Board of Directors

         This statement is furnished in connection with the Annual Meeting of Stockholders to be held at the Doubletree Hotel (formerly the Red Lion Inn), 1616 Dodge Street, Omaha, Nebraska. Please note the new location. The meeting will begin promptly at 1:30 p.m. on September 25, 1997. Stockholders of record at the close of business on August 1, 1997 will be entitled to vote at the meeting.

                                     PROXIES

         Your vote is very important. For this reason, the Board of Directors is requesting that you use the enclosed Proxy Card to vote your shares. If the accompanying proxy is executed, the shares represented by the proxy will be voted as specified. This Proxy Statement is being mailed to stockholders on or about August 18, 1997.

         If your Common Stock is held by a broker, bank or other nominee, you will receive instructions from them which you must follow in order to have your shares voted. If you hold certificate(s) in your own name as a holder of record, you may vote your Common Stock by signing, dating and mailing the Proxy Card in the postage paid envelope provided. Of course, you can always come to the meeting and vote your shares in person.

         You may revoke the proxy before the meeting by mailing a signed instrument revoking the proxy to: Walter H. Casey, Corporate Secretary, ConAgra, Inc., One ConAgra Drive, Omaha, Nebraska, 68102; to be effective, a mailed revocation must be received by the Secretary on or before September 23, 1997. A stockholder may attend the meeting in person, withdraw the proxy and vote in person.

                                VOTING SECURITIES

         The Company at August 1, 1997 had issued and outstanding 236,448,174 voting shares of Common Stock. Each share of Common Stock is entitled to one vote. There were no shares of Preferred Stock outstanding at August 1, 1997.

         On July 11, 1997, ConAgra's Board of Directors declared a two-for-one split of the Company's Common Stock effective October 1, 1997, with record date of September 5, 1997. All Common Stock share and per share figures in this Proxy Statement are presented on a pre-split basis.

         The presence of a majority of the outstanding Common Stock represented in person or by proxy at the meeting will constitute a quorum. Shares represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum. Proxies relating to "street name" shares that are voted by brokers on some matters will be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares entitled to vote at the annual meeting on those matters as to which authority to vote is withheld by the broker ("broker non-votes").

         The five nominees receiving the highest vote totals will be elected as Directors of ConAgra. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of Directors. All other matters to be voted on will be decided by the affirmative vote of a majority of the shares present or represented at the meeting and entitled to vote. On any such matter, an abstention will have the same effect as a negative vote. A broker non-vote will not be counted as an affirmative vote or a negative vote because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority.

                       VOTING SECURITIES AND OWNERSHIP BY
                            CERTAIN BENEFICIAL OWNERS

     No stockholder is known by the Company to beneficially own more than 5% of the Company's outstanding Common Stock as of August 1, 1997.

                           VOTING SECURITIES OWNED BY
                        EXECUTIVE OFFICERS AND DIRECTORS

     The following table shows certain information on ConAgra's common stock beneficially owned by directors and executive officers as of August 1, 1997. No director or executive officer beneficially owned 1% or more of ConAgra's Common Stock. The directors and executive officers as a group beneficially owned 2.3% of ConAgra's outstanding Common Stock. The shares shown as beneficially owned include shares which executive officers and directors are entitled to acquire pursuant to outstanding stock options exercisable within sixty days of August 1, 1997.



NAME                        TITLE OF CLASS                 BENEFICIAL
                                                          OWNERSHIP (1)
Mogens C. Bay                Common Stock                      1,000
Philip B. Fletcher           Common Stock                    793,335
C. M. Harper                 Common Stock                  1,202,220
Robert A. Krane              Common Stock                     58,406
Gerald Rauenhorst            Common Stock                     97,715
Carl E. Reichardt            Common Stock                     26,600
Bruce C. Rohde               Common Stock                    127,490
Ronald W. Roskens            Common Stock                     21,900
Marjorie M. Scardino         Common Stock                     16,200
Walter Scott, Jr.            Common Stock                     85,050
Kenneth E. Stinson           Common Stock                      2,000
William G. Stocks            Common Stock                    304,526
Jane J. Thompson             Common Stock                     11,000
Frederick B. Wells           Common Stock                    138,048
Thomas R. Williams           Common Stock                     64,152
Clayton K. Yeutter           Common Stock                     22,100
Thomas L. Manuel             Common Stock                    395,840
James D. Watkins             Common Stock                    710,057
Leroy O. Lochmann            Common Stock                    213,257

Directors and Executive
Officers as a Group          Common Stock                  5,416,344
(26 Persons)

(1) Shares reported include shares owned by spouses of directors; 22,500 common shares owned by a charitable foundation for which Mr. Scott is a trustee and disclaims beneficial ownership; 340,751 common shares owned by trusts for which Mr. Watkins disclaims beneficial ownership; and 1,406,867 common shares which directors and executive officers are entitled to acquire pursuant to stock options exercisable within sixty days of August 1, 1997.

                     ITEM 1: BOARD OF DIRECTORS AND ELECTION

         The Company's Board of Directors is presently composed of sixteen members, divided into three classes. Each class serves for three years on a staggered-term basis.

     The terms of the following directors expire at the annual meeting to be held on September 25, 1997: Philip B. Fletcher, Bruce C. Rohde, Robert A. Krane, Gerald Rauenhorst and Walter Scott, Jr. The Board of Directors' nominees to positions on the Board expiring in September 2000 are: Philip B. Fletcher, Bruce
C. Rohde, Robert A. Krane, Gerald Rauenhorst and Walter Scott, Jr.

     The following paragraphs set forth the principal occupation of each director for the last five years, other positions each has held, the date each was first elected a director of the Company, the date each director's term expires, and the age of each director. Directors who are nominees for election at the 1997 Annual Stockholders' Meeting are listed first.

PHILIP B. FLETCHER - Nominee - Omaha, Nebraska.
Chairman of the Board of ConAgra since May 1993 and Chief Executive Officer of ConAgra since September 1992; President & Chief Operating Officer of ConAgra from July 1989 until September 1992. Mr. Fletcher has been a director since 7/13/89. His current terms expires 9/25/97. He is 64 years of age.

ROBERT A. KRANE - Nominee - Denver, Colorado.
Consultant, KRA, Inc., from September 1990 to present; President, Chief Executive Officer and Director of Central Bancorporation, Inc. from June 1988 until January 1990. Mr. Krane has been a director since 7/20/82. His current term expires 9/25/97. He is 63 years of age.

GERALD RAUENHORST - Nominee - Minneapolis, Minnesota.
Chairman of the Board of Directors of Opus U.S. Corporation and Opus U.S., LLC (real estate, construction, and development); retired Chairman & CEO, Opus Corporation. Chairman, North Star Ventures (venture capital company); Director, Cornerstone Properties Inc. Mr. Rauenhorst has been a director since 7/20/82. His current term expires 9/25/97. He is 69 years of age.

BRUCE C. ROHDE - Nominee - Omaha, Nebraska.
President of ConAgra and Vice Chairman of the Board of ConAgra since August 1996. Mr. Rohde will become Chief Executive Officer of ConAgra on September 25, 1997. President of McGrath, North, Mullin & Kratz, PC from 1984 to August 1996. Mr. Rohde has been a director since 8/26/96. His current term expires 9/25/97. He is 48 years of age.

WALTER SCOTT, JR. - Nominee - Omaha, Nebraska.
Chairman of the Board of Directors and President of Peter Kiewit Sons', Inc. (construction, mining and telecommunications). Director of Berkshire Hathaway Inc., Burlington Resources, Inc., CalEnergy Company, Inc., First Bank System, Inc., Valmont Industries, Inc., and C-TEC Corporation. Mr. Scott has been a director since 12/5/86. His current term expires 9/25/97. He is 66 years of age.

The following directors serve for terms that expire after 1997:

MOGENS C. BAY - Omaha, Nebraska.
Chairman & Chief Executive Officer of Valmont Industries, Inc. (irrigation equipment, metal fabrication) since January 1997. Director, President and CEO of Valmont Industries Inc. from 1993 to December 1996; President and COO of Valmont Irrigation Division from 1990 to 1993. Director of InaCom. Mr. Bay has been a director since 12/12/96. His current term expires 9/24/98. He is 48 years of age.

C. M. HARPER - Omaha, Nebraska.
Chief Executive Officer, RJR Nabisco, Inc. from June 1993 to December 1995; Chairman RJR Nabisco, Inc. from June 1993 to May 1996. Chairman of the Board of Directors of ConAgra from 1981 until May 1993; Chief Executive Officer of ConAgra from 1976 until September 1992. Director of Valmont Industries, Inc., Norwest Corp., Peter Kiewit Sons', Inc. and E.I. DuPont de Nemours and Company. Mr. Harper has been a director since 8/13/75. His current term expires 9/24/98. He is 69 years of age.

CARL E. REICHARDT - San Francisco, California.
Retired Chairman of the Board of Directors and Chief Executive Officer of Wells Fargo & Company and Wells Fargo Bank. Director of Wells Fargo & Company, Wells Fargo Bank, Columbia/HCA Healthcare Corporation, Ford Motor Co., Pacific Gas and Electric Company, McKesson Corporation, Newhall Management Corporation, and SunAmerica, Inc. Mr. Reichardt has been a director since 3/1/93. His current term expires 9/24/98. He is 66 years of age.

RONALD W. ROSKENS - Omaha, Nebraska.
President of Global Connections, Inc. (international business consulting). Head of U.S. Agency for International Development from 1990 until December 1992; President of University of Nebraska from 1977 until 1989. Director of MFS Communications Company, Inc. from 1993 to 1996. Mr. Roskens has been a director since 12/3/92. His current term expires 9/23/99. He is 64 years of age.

MARJORIE M. SCARDINO - London, England.
Chief Executive Officer of Pearson plc (international media company) since January 1997; Chief Executive of The Economist Newspaper Ltd from April 1993 to January 1997; President of The Economist Newspaper Group Inc. (North America Operations) from 1985 until 1993. Member of the Boards of WH Smith, plc, The Economist Newspaper, Ltd. (and subsidiaries), Public Radio International, and The Atlantic Council. Mrs. Scardino has been a director since June 1, 1994. Her current term expires 9/24/98. She is 50 years of age.

KENNETH E. STINSON - Omaha, Nebraska.
Chairman and Chief Executive Officer of Kiewit Construction Group, Inc. and Executive Vice President of Peter Kiewit Sons', Inc. Director, Valmont Industries, Inc. Mr. Stinson has been a director since 12/12/96. His current term expires 9/24/98. He is 54 years of age.

WILLIAM G. STOCKS - Phoenix, Arizona.
Retired Chairman of the Board and Chief Executive Officer of Peavey Company (grain processing); Vice Chairman of the Board of Directors of ConAgra from July 1982 until September 1984. Mr. Stocks has been a director since 7/20/82. He will retire from the Board on 9/25/97.

JANE J. THOMPSON - Hoffman Estates, Illinois.
President, Sears Home Services, Sears, Roebuck and Co. (retailing) since January 1996. Previous positions with Sears include Executive Vice President and General Manager, Credit, from 1993 to 1995; Vice President Corporate Planning and Merchandise Group Planning 1988-1992. Mrs. Thompson has been a director since 1/13/95. Her current term expires 9/23/99. She is 46 years of age.

FREDERICK B. WELLS - Minneapolis, Minnesota.
President of Asian Fine Arts (fine arts retailing). Mr. Wells has been a director since 7/20/82. His current term expires 9/23/99. He is 69 years of age.

THOMAS R. WILLIAMS - Atlanta, Georgia.
President and Director of The Wales Group, Inc. (investment management and counseling). Director of American Software, Inc., Apple South, Inc., Georgia Power Company and National Life Insurance Company; Trustee of The Fidelity Group of Mutual Funds. Mr. Williams has been a director since 9/19/78. His current term expires 9/23/99. He is 68 years of age.

CLAYTON K. YEUTTER - McLean, Virginia.
Of counsel with the Washington, DC law firm of Hogan & Hartson since February 1993; Counsellor to the President of the United States for Domestic Policy in 1992; US Secretary of Agriculture from February 1989 until February 1991; and former US Trade Representative. Director of Oppenheimer Funds, Texas Instruments, Caterpillar, FMC, B.A.T. Industries, Farmers Insurance Co. and IMC Global Inc. Mr. Yeutter has been a director since 12/3/92. His current term expires 9/23/99. He is 66 years of age.

     It is intended that proxies will be voted "FOR" the election of the above indicated nominees. In case any nominee shall become unavailable for election to the Board of Directors for any reason not presently known or contemplated, the proxy holders will have discretionary authority in that instance to vote the proxies for a substitute.


                      DIRECTORS' MEETINGS AND COMPENSATION

     The Board of Directors meets on a regularly scheduled basis. During fiscal 1997, the Board met on seven occasions. Each director attended at least 75% of the total number of meetings of the Board and the Committees on which the director served.

     The Board of Directors has assigned certain responsibilities to committees. The Audit Committee recommends the appointment of the independent public accountants,  reviews  the scope of the audits  recommended  by the  independent public accountants, reviews internal audit reports on various aspects of corporate operations, and consults with the independent public accountants on a periodic basis on matters relating to internal financial controls and procedures. Members of the Audit Committee, which met five times during fiscal 1997, are Walter Scott, Jr. (Chairman), Mogens C. Bay, Robert A.
Krane, Jane J. Thompson and Frederick B. Wells.

     The Human Resources Committee reviews and approves the compensation of employees above a certain salary level, reviews management proposals relating to incentive compensation and benefit plans and administers compensation plans presently in effect. During fiscal 1997, the Human Resources Committee met six times and is composed of Carl E. Reichardt (Chairman), Thomas R. Williams and Clayton K. Yeutter.

     The Corporate Affairs Committee advises ConAgra management on external factors and relationships affecting the Company's objectives and strategies. Focus areas include economics, government, regulation, sustainable development, community affairs and stockholder relations. During fiscal 1997, the Corporate Affairs Committee met five times and is composed of Gerald Rauenhorst (Chairman), Ronald W. Roskens, Marjorie M. Scardino, Kenneth E. Stinson and William G. Stocks.

     The Executive Committee generally has authority to act on behalf of the Board of Directors between meetings. The Executive Committee, which met three times during fiscal 1997, is composed of Charles M. Harper (Chairman), Philip B. Fletcher, Walter Scott, Jr., Gerald Rauenhorst and Bruce C. Rohde.

     The Company does not have a standing Nominating Committee.

     For their services on the Board, non-employee directors were paid $40,000 per year for the past fiscal year. The chairmen of the Human Resources, Audit and Corporate Affairs Committees each receive an additional $15,000 per year in compensation. The chairman of the Executive Committee receives an additional $25,000 per year in compensation. Each non-employee director receives $1,000 per meeting attended. Each non-employee director also receives without cost a grant of 900 shares of ConAgra Common Stock per year under the ConAgra 1995 Stock Plan. Non-employee directors also receive an annual grant of non-statutory options exercisable at fair market value on date of grant to acquire 4,500 shares of ConAgra Common Stock under the ConAgra 1995 Stock Plan.

     All directors of ConAgra are eligible to participate in the Directors' Charitable Award Program, in which each director is entitled to name one or more tax-exempt organizations to which ConAgra will contribute an aggregate of $1 million in four equal annual installments upon the death of the director. A director is vested in the Program upon completion of three years of service as a director or upon the death, disability or mandatory retirement of such Director. ConAgra maintains insurance on the lives of its directors to fund the Program. Directors derive no personal financial benefit from the Program since any insurance proceeds and the tax-deductible donations accrue solely to the benefit of ConAgra.

     ConAgra and Mr. Harper are parties to a deferred compensation agreement dated March 15, 1976, which provides that $25,000 was accrued for each year of Mr. Harper's employment and is being paid to Mr. Harper in a series of installments following his termination of employment on May 30, 1993. Pursuant to the agreement, interest is accrued on the balance due at the rate of 8% per annum.

     Mr. Rohde became an executive officer on August 26, 1996. Prior to that date Mr. Rohde was President of McGrath, North, Mullin & Kratz, P.C., which provides legal services to ConAgra for which the law firm is paid usual and customary fees.

     ConAgra has entered into various lease agreements with Opus Corporation (in which Mr. Rauenhorst is controlling stockholder and a director) or with affiliates of Opus Corporation and Mr. Rauenhorst. The agreements relate to the leasing of land, buildings and equipment for ConAgra in Omaha, Nebraska. ConAgra occupies the buildings pursuant to 25-year leases with Opus and other investors, which leases contain various termination rights and purchase options. Leases effective in 1989 and 1990 require aggregate annual lease payments by ConAgra of $9,603,959. In addition, Opus Corporation constructed during fiscal 1996 a facility on ConAgra's Omaha property at a cost of approximately $2.6 million.

                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table shows compensation paid by ConAgra for services rendered during fiscal years 1997, 1996 and 1995 for the Chief Executive Officer and the next four highest compensated executive officers of ConAgra.

                           SUMMARY COMPENSATION TABLE

                                   ---Annual Compensation---                  -----Long-Term Compensation-----
Name/                          Fiscal      Salary         Bonus       Restricted         Option           LTIP     All Other
Principal Position              Year          ($)          ($)       Stock Awards        Grants         Payouts  Compensation
                                                                        (1) ($)           (#)              ($)      (2) ($)

Philip B. Fletcher              1997      900,386     1,606,500        1,335,600        226,147      1,335,600      93,514
     Chairman & Chief           1996      900,695     1,350,000        1,100,650         33,274      1,100,650      73,818
     Executive Officer          1995      896,154     1,000,000        1,092,750         45,375      1,092,750      63,203

Bruce C. Rohde (3)              1997      548,163       750,000        4,800,850        100,000        500,850      39,986
     Vice Chairman
     & President

Thomas L. Manuel                1997      399,258       399,300           61,000          8,715        810,400      28,378
     President & Chief          1996      369,243       370,000        2,151,500          8,873        582,000      30,998
     Operating Officer          1995      298,077       245,000          291,400          4,538        291,400      17,858
     ConAgra Trading
     and Processing Cos.

James D. Watkins                1997      400,000       274,800             -0-           8,715           -0-        6,351
     President & Chief          1996      400,000       191,200          366,900         11,091        366,900       1,218
     Operating Officer          1995      400,000       275,000          364,250         15,125        364,250       3,005
     ConAgra Diversified
     Products Cos.

Leroy O. Lochmann               1997      673,115           -0-          667,800         13,074        667,800      36,813
     President & Chief          1996      550,085           -0-          550,300         13,310        550,300      24,924
     Operating Officer          1995      527,167       592,000          718,750         15,125        364,250      50,597
     ConAgra Refrigerated
     Foods Cos.

(1) Mr. Rohde received a restricted stock award on August 26, 1996 of 100,000 shares that vest 10% per year starting May 25, 1997 and immediately upon death, total disability, change of control, termination of employment by ConAgra without cause and voluntary termination by Mr. Rohde with good reason. Mr.
Lochmann received restricted stock awards of 7,916 shares on July 6, 1995 (for fiscal 1995 services) which vest at the earlier of death, total disability, age
65 or later retirement or change of control and of 2,000 shares on July 6, 1995 which vest 20% per year and immediately upon death, total disability or change of control. Mr. Manuel received restricted stock awards of 50,000 shares on July
6, 1995 which vest 10% per year beginning June 1, 1996 and immediately upon death, total disability or change of control, 5,044 shares on July 12, 1996 (for fiscal 1996 services) which vest at the earlier of death, total disability, change of control or June 1, 2001 assuming continued employment and 912 shares on July 11, 1997 (for fiscal 1997 services) which vest at the earlier of death, total disability, change of control or June 1, 2002 assuming continued employment. All other restricted shares were awarded pursuant to ConAgra's
Long-Term Senior Management Incentive Plan; these shares vest 20% per year, if the executive remains in ConAgra's employ and ConAgra achieves a 20% cash return on equity in such year (determined on a cumulative basis, so that the achievement of a 20% cash return on equity in a fiscal year vests all prior installments of the restricted stock award). The executive receives dividends paid on the restricted stock. At the end of fiscal 1997, the aggregate restricted (unvested) stock holdings (including the fiscal 1997 awards reflected above), valued at the closing price on ConAgra common stock at May 25, 1997 without giving effect to the decrease of value attributable to the restrictions on such stock were: Mr. Fletcher - $5,934,203 (98,086 shares); Mr. Rohde -
$5,898,145  (97,490  shares);  Mr.  Manuel - $9,122,916  (150,792  shares);  Mr.
Watkins - $1,272,920 (21,040 shares); Mr. Lochmann - $5,650,337 (93,394 shares).

(2) Amounts represent contributions by ConAgra to ConAgra's qualified and nonqualified 401(k) plans and profit-sharing plans plus the imputed value for term life insurance for certain executives. Fiscal year 1997 imputed life insurance values are as follows: Mr. Fletcher, $6,319; Mr. Rohde, $1,044; Mr.
Manuel, $2,592; Mr. Watkins, $1,551; Mr. Lochmann, $16,621.

(3) Mr. Rohde became an executive officer on August 26, 1996.

     The following table sets forth information on grants of stock options during the fiscal year ended May 25, 1997 to the executive officers named in the Summary Compensation Table. No stock appreciation rights were granted during fiscal 1997.

                       OPTION GRANTS FOR FISCAL YEAR 1997

                                                                                             Potential Realizable Value at
                                                                                             Assumed Annual Rates of Stock
                                                                                             Price Appreciation for Full
                                     Individual Grants                                       Option Term(4)
------------------------------------------------------------------------------------------   ------------------------------
                                                % of Total
                                               Option Grants     Per Share
                                  Options      to Employees      Exercise       Expiration
                                  Granted     in Fiscal 1997       Price           Date               5%              10%

Philip B. Fletcher (1)           200,000           7.23%         $45.125          7/12/06     $5,675,000        $14,375,000

Philip B. Fletcher (2)            26,147           0.94%         $48.375          9/26/06        794,215          2,016,587

Bruce C. Rohde (3)               100,000           3.61%         $43.000          8/26/06      2,700,000          6,850,000

Thomas L. Manuel (2)               8,715           0.31%         $48.375          9/26/06        264,718            672,144

James D. Watkins (2)               8,715           0.31%         $48.375          9/26/06        264,718            672,144

Leroy O. Lochmann (2)             13,074           0.47%         $48.375          9/26/06        397,123          1,008,332

All Stockholders (5)                                                                        $6.9 billion      $17.4 billion


(1) These options were granted on July 12, 1996 at the then fair market price of ConAgra's Common Stock. The options become 100% exercisable on June 16,
     1998 or upon death, total and permanent disability or change in control of the company (as defined in the Stock Plan).

(2)  These  options were  granted on September  26, 1996 at the then fair market price of ConAgra's  Common Stock.  The options  become  exercisable  in 20%
     annual  installments   commencing  May  31,  1997  and  become  immediately
     exercisable upon death, change in control of the company (as defined in the
     Stock Plan) or retirement  after age 65. Shares acquired on exercise of the options are restricted for one year in case of voluntary termination and in certain  involuntary  termination  situations  as  determined  by the Human
     Resources Committee.

(3) These options were granted on August 26, 1996 at the then fair market price of ConAgra's Common Stock. The options become exercisable in 20% annual installments commencing May 25, 1997. Shares acquired on exercise of the options are restricted for one year in case of certain voluntary and involuntary termination situations as determined by the Human Resources
     Committee.

(4) Potential realizable value is based on the assumption that the common stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term. ConAgra's stock price at the end of the ten-year term for the options described in footnote
     (1) are $73.50 and $117.00; described in footnote (2) are $78.75 and $125.50; described in footnote (3) are $70.00 and $111.50 for 5% and 10% appreciation, respectively. The numbers are calculated based on the requirements promulgated by the U.S. Securities and Exchange Commission.
     The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised (if the executive were to sell the shares on the date of exercise), so there is no assurance that the value realized will be at or near the potential realizable value as calculated in this table.

(5) The amount for "all stockholders" represents the increase in total ConAgra stockholder value if the assumed rates used in the stock option assumptions are achieved (using a $48.375 exercise price) multiplied by the 225,699,653 common shares outstanding on September 26, 1996.

     The following table sets forth information on aggregate option exercises in the last fiscal year and information with respect to the value of unexercised options to purchase ConAgra's Common Stock for the executive officers named in the Summary Compensation Table.

                 AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1997
                            AND FY-END OPTION VALUES

                                                                     Uexercised                     Value of Unexercised
                                                                Options Held at FY-End              In-the-Money Options
                                                                         (#)                          at FY-End ($) (2)
                                                             ------------------------------     ------------------------------
                        Shares Acquired      Value
                         on Exercise        Realized         Exercisable      Unexercisable     Exercisable      Unexercisable
                            (#)              ($)(1)

Philip B. Fletcher         19,247          650,389             191,616          266,009           6,522,426       4,509,296

Bruce C. Rohde                  0                0              20,000           80,000             350,000       1,400,000

Thomas L. Manuel                0                0              38,593           14,810           1,387,527         270,859

James D. Watkins                0                0              24,552           22,002             701,839         478,080

Leroy O. Lochmann               0                0              46,290           26,821           1,332,771         547,657

(1) Value  realized is the  difference  between the closing  price of  ConAgra's
Common Stock at the time of exercise and the exercise price of the options multiplied by the number of shares.

(2) Value is the difference between the closing price of ConAgra's Common Stock on the last trading day of fiscal 1997 and the exercise price of in-the-money options multiplied by the number of shares subject to in-the-money options.


     The following table provides information concerning awards under ConAgra's Long-Term Senior Management Incentive Plan (the "Plan"). The Plan is an incentive to management to increase earnings per share after tax in excess of 5% per year compounded from a five-year average earnings base lagged five years. The participants are eligible to share in an award pool equal to 8% of the excess after-tax earnings over and above the described compound growth rate. Payouts are made in shares of ConAgra Common Stock or cash, and such stock awards are restricted. The target award reflected below is based on a 14% growth in earnings per share over a fiscal 1997 base.

              LONG-TERM INCENTIVE PLAN - AWARDS IN FISCAL YEAR 1997

                                                    Performance or                     Estimated Future Payouts
                               Number of Shares,     Other Period
                                Units or Other     Until Maturation           Threshold          Target             Maximum
                                    Rights           or Payout(2)              ($ or #)            ($)              ($ or #)


Philip B. Fletcher                   6 units             (1) (2)                    0         1,470,000(1)            N/A
                                                                                              1,470,000(2)

Bruce C. Rohde                       6 units             (1) (2)                    0         1,470,000(1)            N/A
                                                                                              1,470,000(2)

Thomas L. Manuel                     2 units             (1) (2)                    0           490,000(1)            N/A
                                                                                                490,000(2)

Leroy O. Lochmann                    3 units             (1) (2)                    0           735,000(1)            N/A
                                                                                                735,000(2)

James D. Watkins                     0 units              N/A                      N/A             N/A                N/A


(1) Amount represents the cash award target under the Plan. See description above.
(2) Amount represents the Common Stock target under the Plan. See description above. Any shares of Common Stock issued under the Plan are restricted. Any such shares vest 20% per year, if the executive remains a ConAgra employee and ConAgra achieves a 20% cash return on equity in such year (determined on a cumulative basis, so that the achievement of a 20% cash return on equity in any fiscal year vests all prior installments of the restricted stock award). The executive receives dividends paid on the restricted stock.

                        BENEFIT PLANS RETIREMENT PROGRAMS

     ConAgra maintains a non-contributory defined benefit pension plan for all eligible employees. Certain ConAgra employees, including executive officers, participate in a supplemental retirement plan designed to provide pension benefits to which such persons would be entitled, but for the limit on the maximum annual benefits payable under the Employee Retirement Income Security Act of 1974 and the limit under the Internal Revenue Code on the maximum amount of compensation which may be taken into account under ConAgra's basic defined benefit pension plan.

     The following table shows typical annual benefits computed on the basis of a straight life annuity payable on a combined basis under the basic pension program and the supplemental retirement plan, based upon retirement in 1997 at age 65, to persons in specified remuneration and credited years-of-service classifications. Annual retirement benefits set forth below are not subject to reduction for social security or other offset amounts.

                               PENSION PLAN TABLE

   Final Average                                     Credited Years of Service
   Remuneration               10             15            20            25            30             35             40
---------------------------------------------------------------------------------------------------------------------------

 $   50,000                $   5,900      $  8,900      $  11,800     $   14,800    $   17,700     $   20,700     $  23,600
    100,000                   13,100        19,700         26,200         32,800        39,300         45,900        52,400
    150,000                   20,300        30,500         40,600         50,800        60,900         71,100        81,200
    200,000                   27,500        41,300         55,000         68,800        82,500         96,300       110,000
    250,000                   34,700        52,100         69,400         86,800       104,100        121,500       138,800
    500,000                   70,700       106,100        141,400        176,800       212,100        247,500       282,800
  1,000,000                  142,700       214,100        285,400        356,800       428,100        499,500       570,800
  1,500,000                  214,700       322,100        429,400        536,800       644,100        751,500       858,800
  2,000,000                  286,700       430,100        573,400        716,800       860,100      1,003,500     1,146,800
  2,500,000                  358,700       538,100        717,400        896,800     1,076,100      1,255,500     1,434,800
  3,000,000                  430,700       646,100        861,400      1,076,800     1,292,100      1,507,500     1,722,800

     Benefits under these plans are based on credited years of service and final average remuneration (the highest five consecutive years of compensation out of the last ten years of service for ConAgra). Covered compensation includes salary and bonus. As of May 25, 1997, the named executive officers who participate in the defined benefit pension plan had the following credited years of service:
Mr. Fletcher, 24 years; Mr. Lochmann, 44 years; Mr. Manuel, 20 years; Mr. Rohde, 1 year; and Mr. Watkins, 2 years.

     ConAgra has  conditional  employment  agreements  with 10 of its  officers.
These contracts were executed between 1976 and 1996 with these officers, including Messrs. Fletcher, Rohde, Manuel and Lochmann. The employment agreements require the individuals to support the position of the Board of Directors with respect to any event by which another entity would acquire effective control of ConAgra (as defined in the agreements), through a tender offer or otherwise. In consideration of this promise, ConAgra agrees to employ the individual for three years after the event by which another entity acquires effective control of ConAgra. During that three year period, the individual would receive annually an amount not less than his current annual compensation and including his maximum allowable short-term incentive compensation (as defined in the agreement) and including the average (or highest annual under certain contracts) of the long-term compensation credited for the three fiscal years immediately preceding such acquisition of control. In addition, the individual would be entitled to those retirement benefits he would have received had he worked to normal retirement age.

     ConAgra must satisfy this obligation through the purchase of an annuity (or through a trust under certain contracts) payable to the employee beginning at retirement age. If the employee is involuntarily terminated (as defined in the agreements, or constructively terminated under certain agreements) during the three year employment period, ConAgra is required to pay the individual the amount of annual and incentive compensation described above for any remainder of the three year period plus a full year's compensation and maximum incentive payments, and shall also be obligated to provide the described retirement benefits through the purchase of an annuity or through a trust.

     In addition, the employee shall receive an amount equal to the difference between the highest tender offer price by the acquiring entity over the closing price of ConAgra Common Stock on the date of termination, multiplied by the number of ConAgra shares owned by the employee on the date of termination (including for this purpose, options granted under Stock Plans.) If the employee voluntarily terminates during the three year period, ConAgra remains obligated to make the previously described retirement payments and the payments described in the preceding sentence. ConAgra is also required to make a gross-up payment to the employee if any payment to the employee is subject to an excise tax under
Section 4999 of the Internal Revenue Code.

     ConAgra adopted in 1989 the ConAgra Incentives and Deferred Compensation Change in Control Plan. Under this plan, in the event of a change in control of ConAgra (as defined in the plan), all benefits, payments and deferred compensation under ConAgra's various incentive, bonus, deferred compensation and similar arrangements, for all employees participating under the applicable plans, become immediately nonforfeitable. In addition, a participant under any of the plans who is terminated after a change in control shall receive a pro rata benefit based on the portion of the year for which the participant was employed.

     Mr. Fletcher was granted a special long-term incentive on May 6, 1993, which incentive agreement was amended in 1996 and 1997. Payouts under the special incentive occur only if ConAgra's compound annual growth in earnings per share over the five fiscal years ending May 31, 1998 exceed 10%. Mr. Fletcher will receive a one-time award on September 1, 1998 equal to 50,000 shares of ConAgra common stock for each one percentage point of averaged earnings per share growth (as determined pursuant to the incentive agreement) in excess of the 10% compound annual growth rate from a fiscal 1993 earnings per share base of $1.58 per share. In addition, Mr. Fletcher must remain an executive officer of ConAgra through May 31, 1998 in order to receive any award.

     ConAgra and Mr. Rohde are parties to an employment agreement effective August 26, 1996. Mr. Rohde receives as compensation (i) a base salary of not less than $750,000 per annum, (ii) participation in ConAgra's Executive Annual Incentive Plan with a target bonus of not less than 80% of base salary, (iii) participation in the Long-Term Senior Management Incentive Plan at three units pro rata for fiscal 1997, (iv) an award of 100,000 restricted shares vesting at the rate of 10% per year and (v) an option to acquire 100,000 shares of stock exercisable at fair market value on the date of grant and vesting at the rate of 20% per annum. If Mr. Rohde is terminated without cause or voluntarily terminates with good reason (all as defined in the employment agreement), the base salary continues for a period of 24 months and all options and restricted shares immediately vest. The options and restricted shares also vest upon death or permanent disability. The employment agreement imposes certain noncompetition and confidentiality agreements on Mr. Rohde.


                        HUMAN RESOURCES COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

     ConAgra's executive compensation plans are administered by the Human Resources Committee of the Board of Directors (the "Committee"). The Committee is composed of non-employee directors. The Committee has the responsibility to establish, review and change the compensation programs for ConAgra's executive officers.

ConAgra's Compensation Philosophy
---------------------------------

     ConAgra's executive compensation plans are designed to provide a fully competitive total compensation package that reflects ConAgra's performance against annual and long-term publicly stated financial objectives, reward above-average corporate performance, recognize individual achievements, and assist ConAgra in attracting, motivating and retaining high quality executives. ConAgra's executive compensation programs are intended to provide risks and rewards based on the performance of ConAgra and its operating units against ConAgra's publicly stated objectives and against other major food companies.

     The Committee believes that ConAgra's executives should hold a significant ownership in ConAgra Common Stock. Such stock ownership is expected to result in executive decision-making which is in the best long-term interests of ConAgra and its stockholders. The Committee has structured ConAgra's long-term incentives to be primarily stock-based.

     ConAgra's executive compensation consists of three components: base salary, short-term incentives and long-term incentives. The Committee approved and administered the executive compensation programs within each of these components during fiscal 1997.

     The Committee has reviewed ConAgra's compensation plans in light of Internal Revenue Code provisions relating to the disallowance of deductions for nonperformance-based remuneration in excess of $1,000,000 to certain executive officers. The Committee intends to structure ConAgra's executive compensation plans so that payments thereunder will generally be fully deductible. However, ConAgra may occasionally grant restricted shares or compensation in excess of $1,000,000 for specific reasons which would not qualify as deductible performance-based remuneration.

Base Salary
-----------

     The Committee establishes the salary ranges for executive positions in relation to the average pay for similar positions in the food industry. The base salary for each executive officer is then established around the mid-point based on individual performance and contribution to the profitability of ConAgra. The Committee periodically uses outside consultants and published compensation survey data to review competitive rates of pay and establish salary ranges. There was no change in Mr. Fletcher's base salary for fiscal 1997.

Short-Term Incentives
---------------------

     The Committee believes that an executive's contribution toward achieving ConAgra's growth in earnings per share, annual operating profit plans, and annual return on equity performance should form the basis for short-term incentives. The Committee establishes performance goals at the beginning of each fiscal year tied to the attainment of annual company-wide or business unit profit plans. Executive officers are assigned threshold and target short-term bonus award opportunities. The short-term incentive target, plus base salary, is intended to provide a fully competitive annual compensation program for ConAgra's executives when business and individual goals are met. Beginning with fiscal 1995, the short-term incentive for ConAgra's executive officers was established under the Executive Annual Incentive Plan, which stockholders approved at the 1994 Annual Meeting.

     Mr. Fletcher's annual bonus for fiscal 1997 was based on attainment of goals established by the Committee at the beginning of the fiscal year. The target goals for fiscal 1997 were based on achievement of earnings per share objectives and return on equity objectives for ConAgra.

Long-Term Incentives
--------------------

     ConAgra's long-term incentives for executive officers are provided through the Long-Term Senior Management Incentive Plan approved by stockholders in 1982 and stock plans approved by stockholders in 1985, 1990 and 1995.

     The Long-Term Senior Management Incentive Plan rewards participants, including executive officers, based on ConAgra's ability to exceed a 5% per year compounded growth in earnings per share from a five-year average earnings base. The Committee selects participants, including executive officers, on an annual basis, and the participants are eligible to share in an award pool equal to 8% of ConAgra's excess after-tax earnings over and above the described 5% compound growth rate. The cash portion of the award (generally 50% of the total award) is intended to cover the participant's federal, state and local income tax liability; the balance of the award (generally 50% of the total award) is issued in the form of restricted Common Stock. Vesting of the restricted stock occurs 20% per year over the following five-year period subject to ConAgra attaining certain cash return on equity objectives. The Chief Executive Officer participated in the Long-Term Senior Management Incentive Plan during fiscal 1997 at an award level generally equal to three times the award level of the other executive officers named in the Summary Compensation Table. This higher level of participation reflects the Committee's judgment as to the duties and responsibilities required of the Chief Executive Officer position and his expected contributions to the Company's profitability. The Chief Executive Officer's participation in the plan resulted in a cash payment of $1,335,600 and the issuance of 19,974 shares of restricted ConAgra Common Stock for fiscal 1997 results.

     The Committee also administers ConAgra's stock plans, which authorize various stock-based incentives, including grants of stock options and restricted stock. The Committee generally grants options on an annual basis representing approximately 1% of ConAgra's outstanding Common Stock. During fiscal 1997, options were granted to 970 ConAgra employees, including all of ConAgra's executive officers. The Committee grants stock options at the prevailing market price of ConAgra's Common Stock and such options therefore have value only if ConAgra's stock price increases. Option grants for executive officers generally vest in 20% annual installments beginning on May 31 following the date of grant, and the executive officer must be employed by ConAgra at the time of vesting in order to exercise the options.

    The Chief Executive Officer received 226,147 non-qualified stock options during fiscal 1997. He received 200,000 non-qualified options on July 12, 1996 with an exercise price of $45.125, the market price at the time of grant. These options are not exercisable until June 16, 1998 when they become 100%
exercisable. He received 26,147 non-qualified stock options on September 26, 1996 with an exercise price of $48.375, the market price at the time of grant. These options become exercisable in 20% annual installments commencing May 31, 1997. The 200,000 option grant to Mr. Fletcher was made following a review by the Committee of option-based grants at other major food companies and was designed to provide competitive long-term option incentives to the CEO. The Committee established the 26,147 option grant to Mr. Fletcher and the discretionary option grants to ConAgra's other executive officers in 1997 in an amount equivalent to the value of the portion of ConAgra's Long-Term Senior Management Incentive Plan paid in cash.


                        ConAgra Human Resources Committee
                           Carl E. Reichardt, Chairman
                               Thomas R. Williams
                               Clayton K. Yeutter

                          COMPARATIVE STOCK PERFORMANCE

     The comparative stock performance graphs shown below compare the yearly change in cumulative value of ConAgra's Common Stock with certain Index values for both five- and ten-year periods ended May 1997. Both graphs set the beginning value of ConAgra Common Stock and the Indices at $100. All calculations assume reinvestment of dividends. The five-year performance graph compares ConAgra with both the Standard and Poor's (S&P) 500 Stock Index and the S&P Food Group Index. The ten-year performance graph compares ConAgra with the S&P 500 Stock Index and an Index comprised of companies currently included in the S&P Food Group since the S&P Food Group Index is not available for ten years. All Index values are weighted by capitalization of companies included in the group. ConAgra's common stock price was $60.375 at the end of May 1997 and $69.9375 on the August 1, 1997 record date for the Annual Stockholders' Meeting.




         Performance Graphs based on following information:

Comparison of Cumulative Total Return graph information

                    STARTING
                    BASIS
FIVE-YEAR           1992      1993      1994      1995      1996      1997

ConAgra, Inc. ($)   $100.00   $ 99.16   $116.47   $138.63   $180.99   $261.82
S&P500 ($)          $100.00   $111.61   $116.36   $139.86   $179.63   $232.25
S&P Foods ($)       $100.00   $104.86   $104.17   $131.37   $154.76   $204.24


Comparison of Cumulative Total Return

                    STARTING
                    BASIS 1996
TEN-YEAR            1987      1988      1989      1990      1991
ConAgra, Inc. ($)   $100.00   $110.98   $131.22   $187.71   $279.71
S&P500 ($)          $100.00   $ 93.51   $118.57   $138.27   $154.57
S&P Foods ($)       $100.00   $ 95.93   $130.12   $154.76   $200.42




                    1992      1993      1994      1995      1996      1997
ConAgra, Inc. ($)   $241.45   $239.42   $281.22   $334.71   $437.00   $632.16
S&P500 ($)          $169.79   $189.50   $197.58   $237.47   $305.00   $394.34
S&P Foods ($)       $215.11   $231.42   $227.11   $281.28   $337.03   $428.70

                     ITEM 2: INDEPENDENT PUBLIC ACCOUNTANTS
                     --------------------------------------
     The Board of Directors, acting upon recommendation of the Audit Committee, has appointed the firm of Deloitte & Touche, LLC to examine the financial statements of the Company and its subsidiaries for the fiscal year ending May 31, 1998. The same firm conducted the fiscal 1997 examination. The favorable vote of the holders of the majority of the outstanding shares present in person or represented by proxy and entitled to vote at the meeting is required for stockholder ratification of this action.

     Representatives from Deloitte & Touche will be present at the Annual Stockholders' Meeting. The representatives will have the opportunity to make a statement if they so desire, and will also be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL ABOVE.
------------------------------------------------------------------

                          ITEM 3: STOCKHOLDER PROPOSAL
                          ----------------------------

     The Company has been informed by the National Electric Benefit Fund, 1125 15th Street, N.W., Washington, D.C. 20005, the owner of 130,800 shares, that it intends to introduce the following resolution at the Annual Meeting:

     "Whereas: The American political election process is the cornerstone of the country's democratic system of government, serving as the central means by which all citizens can participate in the public debate of ideas and elect representatives to protect and promote our collective interests; and

     Whereas: The integrity of the American political election process is of critical importance to all citizens; and

     Whereas: There has been a significant increase in the amount of money injected into the political election process in the form of "soft dollar" contributions from private sector contributors. (Soft dollar contributions are those financial contributions given by individuals or institutions to national and state political parties for "party building" purposes); and

     Whereas: The significant increase in the amount of money injected into the political election system in the form of "soft dollar" contributions from private sector contributors has contributed to increasing public cynicism towards an electoral process in which a declining percentage of citizens are participating; and

     Whereas: The direct contribution of corporate assets, held in the collective interests of all corporate shareholders, into the political election process without written contribution guidelines or contribution reporting to shareholders is inappropriate; therefore be it

     Resolved: That the shareholders of (ConAgra) ("Company") urge the Board of Directors to establish corporate political contribution guidelines and reporting provisions that include the following features:

     1. Contribution Guidelines: The Board of Directors would present written contribution guidelines in the Company's annual report and Form 10-K that clearly define the issues and interests that the Company is seeking to promote with its "soft dollar" political contributions; and

     2. Contribution Reporting: Comprehensive political contribution reporting would be provided in the Company's annual report and Form 10-K documenting all the entities that were the recipients of the Company's political "soft dollar" contributions during the previous twelve month period.

     If you AGREE, please mark your proxy FOR this resolution."


BOARD RECOMMENDATION
--------------------

     The Board of Directors believes that this proposal will not serve the Company's best interests and recommends a vote AGAINST it.

     The Company complies with all applicable federal and state laws and regulations relating to political contributions. Company policy prohibits the use of Company funds or assets for federal political campaign contributions. Contributions to national and state political parties is permitted in furtherance of the Company's business interests. The aggregate amount contributed by the Company to national and state political parties is immaterial from a financial point of view. Any contributions described in the proposal have been fully disclosed by the recipients in publicly available filings as required by applicable federal and state laws.

     The Board of Directors believes that the Company's current policies and the reporting presently required under federal and state laws are appropriate to advance corporate interests and provide related disclosures. Accordingly, the Board of Directors believes that adopting the resolution would not further any corporate purpose.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED AGAINST THE PROPOSAL UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
             -------------------------------------------------------

     Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors to file reports of changes in ownership of ConAgra's
Common Stock with the U.S. Securities and Exchange Commission. Executive officers and directors are required by SEC regulations to furnish ConAgra with copies of all Section 16(a) forms so filed. Based solely on a review of the copies of such forms furnished to ConAgra and written representations from ConAgra's executive officers and directors, ConAgra believes that all persons subject to these reporting requirements filed the required reports on a timely basis during fiscal 1997, except that one option exercise by Gerald B. Vernon, an executive officer, was not reported on a timely basis.

                           1998 STOCKHOLDER PROPOSALS
                           --------------------------

     Proposals of stockholders intended to be presented in the 1998 Annual Meeting proxy statement must be received by the Company no later than April 27, 1998.

     The Company's By-laws set forth certain procedures which stockholders must follow in order to nominate a director or present any other business at an Annual Stockholders' Meeting. Generally, a stockholder must give timely notice to the Secretary of the Company. To be timely, such notice for the 1998 annual meeting must be received by the Company at One ConAgra Drive, Omaha, NE 68102-5001, not less than sixty nor more than ninety days prior to the first anniversary of the 1997 annual meeting. However, if the date of the 1998 annual meeting is advanced by more than 20 days or delayed by more than 60 days from such anniversary date, such notice must be received by the Company not later than the 60th day prior to such meeting day or the tenth day following public announcement of such meeting date.

     The  By-laws  specify  the  information   which  must  accompany  any  such
stockholder notice. Details on the provisions of the By-laws may be obtained by any stockholder from the Corporate Secretary of the Company.

                                  OTHER MATTERS
                                  -------------

     Neither the Board of Directors nor management intends to bring any matter for action at the Annual Meeting of Stockholders other than those matters described above. If any other matter or any proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.

(FRONT)
                              This is your ConAgra
                                   PROXY CARD
                      Please vote and sign on reverse side
           This proxy is solicited by your Board of Directors for the
                 September 25, 1997 Annual Stockholders Meeting

     The undersigned stockholder appoints each of P.B. Fletcher, C.M. Harper and
W. Scott, Jr. attorney and proxy, with full power of substitution, on behalf of the undersigned and with all powers the undersigned would possess if personally present, to vote all shares of Common Stock of ConAgra, Inc., that the undersigned would be entitled to vote at the above Annual Meeting and any adjournment thereof.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR SPECIFIC INSTRUCTIONS AS INDICATED ON THE REVERSE SIDE OF THIS PROXY. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2, AND AGAINST
ITEM 3.

     Voting by mail. If you wish to vote by mailing this proxy, please sign your name exactly as it appears on this proxy and mark, date and return it in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give your full title as such.


                 (This proxy is continued on the reverse side)
                              FOLD AND DETACH HERE
--------------------------------------------------------------------------------

(BACK)

This proxy will be voted as directed, or if no          Please mark your
direction is indicated, will be voted as recommended    votes as indicated
by the Board of Directors.                              in this example    /X/
This proxy is solicited on behalf of the Board of Directors.

The Board of Directors recommends a vote FOR Items 1 and 2.

Item 1. Elect Directors - Nominees

        01      Philip B. Fletcher
        02      Robert A. Krane
        03      Gerald  Rauenhorst
        04      Bruce C. Rohde
        05      Walter Scott, Jr.

   FOR     WITHHELD FOR ALL        WITHHELD FOR: (Write nominee name(s)
                                   in space provided below.)
   ___         ___                 ________________________________________



Item 2. Appointment of Independent Accountants

   FOR     AGAINST       ABSTAIN
   ___       ___           ___


The Board of Directors recommends a vote AGAINST Item 3.

Item 3.  Stockholder Proposal - Political Contributions

 FOR     AGAINST       ABSTAIN
   ___     ___           ___


   ___________________________________   ________________________________
                                                      Signature

                                         ________________________________
          label here                                  Signature

   ___________________________________   ________________________________
                                                      Date
                                         Note: Please sign as name appears here.
                                         Joint owners should each sign.  When
                                         signing as attorney, executor,
                                         administrator, trustee or guardian,
                                         give full title.